EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Cathay General Bancorp:

We consent to the incorporation by reference in the registration statement (No. 33-33767) on Form S-3 and the registration statements (Nos. 333-87225, 333-110008 and 333-110009) on Form S-8 of our report dated March 5, 2004, relating to the consolidated statements of condition of Cathay General Bancorp as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Cathay General Bancorp.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Los Angeles, California

March 12, 2004